Exhibit 3.1
CERTIFICATE OF AMENDMENT TO THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF
MAXPOINT INTERACTIVE, INC.
MaxPoint Interactive, Inc., a corporation organized and existing under the provisions of the General Corporation Law of the State of Delaware (the “Corporation”),
DOES HEREBY CERTIFY:
FIRST: The name of the Corporation is MaxPoint Interactive, Inc., which was the name under which the Corporation was originally incorporated. The date of the filing of its original certificate of incorporation with the Secretary of State of the State of Delaware was September 13, 2006.
SECOND: That the Board of Directors of the Corporation adopted resolutions setting forth a proposed amendment of the Corporation’s Amended and Restated Certificate of Incorporation, declaring said amendment to be advisable and in the best interests of the Corporation and its stockholders and authorizing the appropriate officers of the Corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment is as follows:
RESOLVED, that Article Fourth of the Amended and Restated Certificate of Incorporation of the Corporation be amended to include the following paragraph as a new second paragraph:
“Effective as of 5:00 p.m., Eastern time, on the date this Certificate of Amendment to the Amended and Restated Certificate of Incorporation is filed with the Secretary of State of the State of Delaware, each four (4) shares of the Corporation’s Common Stock, par value $0.00005 per share, issued and outstanding shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock, par value $0.00005 per share, of the Corporation. No fractional shares shall be issued and, in lieu thereof, any holder of less than one (1) share of Common Stock shall be entitled to receive cash for such holder’s fractional share based upon the closing sales price of the Corporation’s Common Stock on the New York Stock Exchange, as of the date this Certificate of Amendment is filed with the Secretary of State of the State of Delaware.”
THIRD: This Certificate of Amendment of the Amended and Restated Certificate of Incorporation has been duly adopted by the stockholders of the Corporation in accordance with the provisions of Section 242 of the Delaware General Corporation Law.
IN WITNESS WHEREOF, this Corporation has caused this Certificate of Amendment of the Amended and Restated Certificate of Incorporation to be signed by its President and Chief Executive Officer this 25th day of April, 2016.
MAXPOINT INTERACTIVE, INC.

/s/ Joseph Epperson
Name: Joseph Epperson
Title: President and Chief Executive Officer